    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1997



                                                      REGISTRATION NO. 333-13109
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                AMENDMENT NO. 5



                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             THE JUDGE GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Pennsylvania                                   6710                                    23-1726661
     (State or Other Jurisdiction of             (Primary Standard Industrial                     (I.R.S. Employer
     Incorporation of Organization)               Classification Code Number)                  Identification Number)

   TWO BALA PLAZA, SUITE 800, BALA CYNWYD, PENNSYLVANIA 19004, (610) 667-7700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

      MARTIN E. JUDGE, JR., CHIEF EXECUTIVE OFFICER, THE JUDGE GROUP, INC.
   TWO BALA PLAZA, SUITE 800, BALA CYNWYD, PENNSYLVANIA 19004, (610) 667-7700 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

    Robert H. Strouse, Esq.                          Charles C. Zall, Esq.
    Drinker Biddle & Reath                        Saul, Ewing, Remick & Saul
1000 Westlakes Drive, Suite 300                       3800 Centre Square
  Berwyn, Pennsylvania 19312                   Philadelphia, Pennsylvania 19102
        (610) 993-2200                                  (215) 972-7777

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the Underwriting Agreement is executed.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by the Registrant in connection with this Registration Statement. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Selling Shareholders will not bear any expenses of this Offering.


Filing Fee -- Securities and Exchange Commission................  $      15,922
Filing Fee -- National Association of Securities Dealers, Inc...          5,117
Listing Fees -- Nasdaq Stock Market.............................         50,000
Fees and Expenses of Accountants................................        300,000
Fees and Expenses of Counsel....................................        300,000
Printing Expenses...............................................        100,000
Blue Sky Fees and Expenses......................................         10,000
Investment Advisory Fee.........................................        300,000
Miscellaneous Expenses..........................................         18,961
                                                                  -------------
  Total.........................................................  $   1,100,000
                                                                  =============


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Articles of Incorporation provide that no director or officer of the Company shall be personally liable for monetary damages except to the extent that by law a director's or officer's liability for monetary damages may not be limited. The effect of this provision is to prevent the Company and its shareholders (through shareholder derivative suits on behalf of the Company) from recovering monetary damages against a director for breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). This provision does not, however, exonerate the directors from liability (i) pursuant to any criminal statute, (ii) for the payment of taxes pursuant to federal, state or local law, or (iii) for self-dealing, willful misconduct or recklessness. The By-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. Applicable law permits indemnification for all matters (including those asserted in derivative actions) except for those determined by a court to have constituted willful misconduct or recklessness.


     The Registrant has obtained directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     On September 6, 1996, the Company issued 3,265 Common Shares (171,739 post-split Common Shares) to The Gemstone Group, Inc. upon exercise of its warrant issued by the Company on July 8, 1993. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



     Pursuant to a stock purchase agreement dated September 26, 1996, the Company agreed to issue 30,000 Common Shares (assuming an Offering price of $10.00 per share) to Sandy Mayer and Gregory McCarthy in connection with the purchase of Berkeley. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



     On September 30, 1996, the Company issued promissory notes in the amount of $472,252 to Systems Automation, Inc. in connection with the purchase of certain assets of Systems Automation. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS





 EXHIBIT
   NO.     DESCRIPTION OF DOCUMENT
--------   -----------------------
   1.1*    Form of Underwriting Agreement.
   2.1** Agreement and Plan of Merger, among the Company, Judge Acquisition, Inc. and Judge Imaging Systems, Inc. Incorporated by reference to
           Exhibit 2.1 to the Registrant's Form S-4 (File No. 333-13753).
   3.1**   Amended and Restated Articles of Incorporation of the Company.
   3.2**   Amended and Restated By-Laws of the Company.
   4.1**   10% Convertible Senior Subordinated Note Purchase Agreement.
   4.2**   Form of common stock certificate for Company Common Shares.
   4.3** Fourth Amended and Restated Loan and Security Agreement, dated December 10, 1996, between the Company and PNC Bank, N.A.
   5.1**   Opinion of Drinker Biddle & Reath.
  10.1**   Lease of Two Bala Plaza, Bala Cynwyd, Pennsylvania, dated January
           21, 1994, between The Prudential Insurance Company of America, as landlord, and Judge, Inc., as tenant.
  10.2** Stock Purchase Agreement by and among the Company, The Berkeley Associates Corporation, Sandy Mayer and Gregory McCarthy, as amended.
  10.3** Asset Purchase Agreement by and among the Company, Systems Automation, Inc. and Edward Haskell.
  10.4** 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors.
  10.5**   Professional Services Agreement between Merck & Co., Inc. and
           Judge Technical Services, Inc.
  10.6** Split-Dollar Agreement by and between Judge, Inc. and Dennis F. Judge, Trustee of the Irrevocable Agreement of Trust of Martin E. Judge, Jr., Settlor, dated December 28, 1995.
  10.7** Split-Dollar Agreement by and between Judge, Inc. and Kathleen Dunn, Trustee of the Irrevocable Agreement of Trust of Michael Dunn, Settlor, date June 19, 1996.
  10.8** Split-Dollar Agreement by and between Judge, Inc. and Ann L. Judge, Trustee of the Irrevocable Agreement of Trust of Martin E. Judge, Jr., Settlor, dated December 20, 1995.
  10.9** Split-Dollar Agreement by and between Judge, Inc. and D. Michael Carmody, Trustee of the Irrevocable Agreement of Trust of Michael Dunn, Settlor, dated June 19, 1996.
  10.10** Employment Agreement, by and between Judge Imaging Systems, Inc. and Jeff Andrews. Previously filed as Exhibit 10.11 to this Registration Statement.
  11.1**   Computation of Earnings Per Share.
  21.1*    Subsidiaries of the Company.
  23.1** Consent of Drinker Biddle & Reath (included in their opinion filed as Exhibits 5.1).
  23.2**    Consent of Rudolph, Palitz LLP.
  23.3**   Consent of Janney Montgomery Scott Inc.
  24.1**   Powers of Attorney.
  27.1**   Financial Data Schedule.
  99.1**   Consent of Director Nominee.




----------
 * Filed herewith.

** Previously filed.


(B) FINANCIAL STATEMENT SCHEDULES: None


     All schedules of Judge for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the Notes to the Consolidated Financial Statements and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          2. For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                       SIGNATURES AND POWERS OF ATTORNEY





     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned and hereunto duly authorized in the Town of Bala Cynwyd, Commonwealth of Pennsylvania, on the 13th day of February, 1997.





                                          THE JUDGE GROUP, INC.

                                          By: /s/ Martin E. Judge, Jr.
                                              ----------------------------------
                                                  Martin E. Judge, Jr.
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                         TITLE                     DATE
         ---------                         -----                     ----




/s/ Martin E. Judge, Jr.         Chief Executive Officer       February 13, 1997
-----------------------------    and Chairman of the Board
    Martin E. Judge, Jr.
(Principal Executive Officer)

/s/ Jeffrey J. Andrews           Chief Financial Officer       February 13, 1997
-----------------------------    and Treasurer
    Jeffrey J. Andrews
(Principal Financial and
  Accounting Officer)

/s/ Michael A. Dunn              Executive Vice President      February 13, 1997
-----------------------------    and Director
    Michael A. Dunn

/s/ Richard T. Furlano           President and Director        February 13, 1997
-----------------------------
    Richard T. Furlano